Exhibit 5.1

Joe Laxague

Partner

jlaxague@cronelawgroup.com

April 3, 2026

Our Bond, Inc.

85 Broad Street

New York, New York 10004

Re:	Our Bond, Inc.; Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Our Bond, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of the public offering and sale of a total of up to 22,220,855 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) issued or issuable pursuant to granted awards, or reserved for future issuance, under the Company’s Amended and Restated 2017 Equity Incentive Plan and its Amended and Restated Sub-Plan: Israel (collectively, the “2017 Plan”).

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws, as amended; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the board of directors and a majority of the shareholders of the Company approving the 2017 Plan, (e) the 2017 Plan; and (f) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that:

1. The Shares previously issued pursuant to grants made under the Plan are validly issued, fully paid, and non-assessable shares of the Company’s common stock; and

2. The Shares issuable under the Plan have been validly authorized and, when the Registration Statement has become effective under the Act and such Shares are issued pursuant to the Plan and the terms of any grants made thereunder, such Shares will be validly issued, fully paid, and non-assessable shares of the Company’s common stock.

420 Lexington Avenue, Suite 2446, New York, NY 10170 | 646-861-7891

1 East Liberty St., suite 600, Reno, NV 89501 | 775-234-5221

Our Bond, Inc.

April 3, 2026

Page | 2

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus.

Sincerely,

The Crone Law Group P.C.